Exhibit 4.4

[Letterhead of Procuraduría de la Administración]

June 15, 2006.

The Hon. Carlos A. Vallarino

Minister of Economy and Finance

of the Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister Vallarino:

I am the Procurador de la Administración of the Republic of Panama (the “Republic”) and have served as counsel to the Republic in connection with the Republic’s Registration Statement (the “Registration Statement”), and the forms of the Underwriting Agreement and the Fiscal Agency Agreement incorporated as Exhibits 4(1) and 4(2) thereto (the “Agreements”), pursuant to which the Republic is registering certain securities (the “Securities”) to be offered and sold from time to time as set forth in the Registration Statement.

The filing of this Registration Statement has been authorized pursuant to Cabinet Decree No. 14, dated May 31, 2006 (the “Cabinet Decree”).

It is my opinion that when the Securities have been (i) duly authorized, issued, executed and delivered by the Republic and authenticated pursuant to the Cabinet Decree, and (ii) delivered and paid for as contemplated by the Agreements and the Prospectus (including, without limitation, the applicable Prospectus Supplement and any amendment and supplement thereto), the Securities will constitute valid and legally binding obligations of the Republic under the laws of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Very truly yours,

/s/ OSCAR CEVILLE
Oscar Ceville Procurador General de la Administración of the Republic of Panama